UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZION OIL & GAS, INC.

(Name of Registrant as Specified in its Charter)

N/A

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ZION OIL & GAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 12, 2012

The annual meeting of stockholders of ZION OIL & GAS, INC., a Delaware corporation (the "Company"), will be held at the Dan Caesarea Hotel in Caesarea, Israel on Tuesday, June 12, 2012, at 2:00 p.m. (local time), for the following purposes:

(1) elect three directors of the Company as Class I directors of the Company to serve for a term of three years;

(2) ratify the appointment of MaloneBailey, LLP, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012;

(3) approve, in a nonbinding advisory vote, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement; and

(4) consider and act upon such other matters as may properly come before the meeting.

A complete list of stockholders entitled to vote at the meeting will be available for examination at the offices of the Company at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, for ten (10) days prior to the meeting. Only stockholders of record at the close of business on April 16, 2012 are entitled to vote at the meeting.

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote now to make sure there will be a quorum for the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Stockholders of record may vote:

1.	By Internet (go to www.proxyvote.com).
2.	By telephone (1-800-690-6903).
3.	By mail.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING

The enclosed materials are also available at www.proxyvote.com. The following items are available at the specified link.

1.	The Proxy Statement being issued in connection with the 2012 Annual Meeting of Shareholders

2.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011; and

3.	The form of proxy card for use in connection with the 2012 Annual Meeting of Shareholders.

By order of the Board of Directors,

/s/ Richard Rinberg

RICHARD RINBERG
Chief Executive Officer

Dallas, Texas

April 30, 2012

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TABLE OF CONTENTS

Opening Statement	4

Voting Rights	5

Proposal One: Election of Directors	6

The Board. Its Committees and its Compensation	8

Corporate Governance	13

Proposal Two: Ratification of the Independent Registered Public Accounting Firm	15

Audit Committee Report	17

Information Regarding Other Members of the Board of Directors, Officers and Key Employee	18

Compensation Discussion and Analysis	22

Compensation Committee Report on Executive Compensation	30

Executive Compensation	31

Security Ownership of Management and Certain Beneficial Owners	43

Section 16 Beneficial Ownership Reporting Compliance	46

Certain Relationships and Related Transactions	46

Proposal Three; Advisory Vote on Executive Compensation	47

Stockholders Proposals for 2013 Annual Meeting of Stockholders	48

Other Matters	48

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ZION OIL & GAS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 12, 2012

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of the Company to be used at the annual meeting of stockholders of the Company, which will be held at the Dan Caesarea Hotel in Caesarea, Israel on Tuesday, June 12, 2012, at 2:00 p.m. (local time), and at any adjournments thereof. All references in this Proxy Statement to “Zion,” “the Company," "we," "us," and "our" refer to Zion Oil & Gas, Inc.

Pursuant to rules adopted by the SEC, we are providing stockholders with Internet access to our proxy materials. Our Board of Directors has made these proxy materials available to you on the Internet on or about May 3, 2012 at www.proxyvote.com which is the website described in the Notice of Internet Availability of Proxy Materials (the “Notice”), mailed to stockholders of record and beneficial holders. Alternatively, upon your request, printed versions of these proxy materials will be delivered to you by mail, free of charge, in connection with the Board of Directors’ solicitation of proxies for use at our 2012 Annual Meeting of Stockholders. Our stockholders as of the record date are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. These proxy materials include: our proxy statement for (and notice of) the annual meeting; and our Annual Report on Form 10-K for the year ended December 31, 2011, which includes our annual audited financial statements for fiscal 2011. If you requested printed versions of these proxy materials by mail, these proxy materials also include our 2012 annual meeting proxy card or a voting information card for submitting your vote in writing to us or your broker, as appropriate.

In addition to our proxy materials being available for review at www.proxyvote.com, the site contains instructions on how to access the proxy materials over the Internet or request a printed copy, free of charge. In addition, stockholders may request proxy materials in printed form, by contacting our Investor Relations Department at our principal executive offices in Dallas, Texas, either by mail or by e-mail. We will also provide stockholders upon request and free of charge with a copy of our Form10-K for the year ended December 3, 2011, filed with the SEC.

The purposes of the meeting are:

(i) elect three directors of the Company as Class I directors of the Company to serve for a term of three years;

(ii) ratify the appointment of MaloneBailey, LLP, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012;

(iii) approve, in a nonbinding advisory vote, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement; and

(iv) consider and act upon such other matters as may properly come before the meeting.

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To have a valid meeting of the stockholders, a quorum of the Company's stockholders is necessary. A quorum consists of a majority of the shares of the Common Stock issued and outstanding and entitled to vote on the Record Date present in person or by proxy at the annual meeting. Stockholders of record who execute proxies retain the right to revoke them at any time, by notice in writing to the Secretary of the Company, by revocation in person at the meeting, or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.

Voting Rights

Only stockholders of record at the close of business on April 16, 2012 (the “Record Date”) are entitled to notice and vote at the meeting. On the Record Date, there were outstanding 30,460,490 shares of our common stock, par value $0.01 (“Common Stock”). Holders of Common Stock of record at the close of business on the Record Date will be entitled to one vote for each share of Common Stock then held.

Stockholders vote at the meeting by casting ballots (in person or by proxy) that are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes.

Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (i) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (ii) the bank, broker or other nominee lacks discretionary voting power to vote the shares. A bank, broker or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of the shares. Broker "non-votes" are not counted in the tabulations of the votes cast on any of the proposals.

The proposal to elect three Class I directors and the proposal to consider a non-binding “say on pay” vote regarding the Company’s executive compensation are each considered a non-routine matter on which banks, brokers and other nominees are not allowed to vote unless they have received voting instructions from the beneficial owner of the shares. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on this proposal. If you do not provide voting instructions, your bank, broker or other nominee will not vote your shares on this proposal.

The proposal to ratify the appointment of MaloneBailey, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 is considered a routine matter on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on this proposal. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to this proposal.

The following vote is needed for the approval of each proposal:

(i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors. You may vote “FOR” or “WITHHOLD” with respect to election of directors. As the election of directors is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Therefore, although there may be broker non-votes on this proposal, only votes “FOR” or “WITHHOLD” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes, if any, will not affect the outcome on the election of directors.

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(ii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of MaloneBailey, LLP, an independent registered public accounting firm, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012. Abstentions will have the effect of a vote “AGAINST” this proposal, and broker non-votes, if any, will have no effect on the vote.

(iii) The vote regarding compensation of the Company’s named executive officers, as described in the Compensation, Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As this vote on compensation is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Abstentions will have the effect of a vote “AGAINST” this proposal. Broker non-votes, if any, will not affect the outcome of the vote.

Adjournment of the annual meeting may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by announcement made at the meeting.

The principal corporate offices of the Company are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231.

PROPOSAL I. ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten directors. Our amended and restated certificate of incorporation classifies the Board of Directors into three classes, each having a staggered term expiring at successive annual meetings. Three Class I directors are to be elected at the annual meeting to serve a three-year term expiring at the 2015 annual meeting of stockholders. The term of our Class II directors, Richard J. Rinberg, Robert Render and Justin Furnace, shall expire at the 2013 annual meeting of stockholders. The term of our Class III directors, Victor G. Carrillo, Paul Oroian, Yehezkel Druckman and Marc Singer, shall expire at the 2014 meeting

The Board has nominated the persons named in the table below for election as Class I directors. All such persons are presently directors of the Company, and each has consented to being named as a nominee for election as a Class I director and has agreed to serve if elected. Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted for the persons named below as nominees for election as Class I directors. If, for any reason, at the time of the election, any of the nominees should be unable or unwilling to accept election, such proxy will be voted for the election, in such nominee’s place, of a substitute nominee recommended by the Board of Directors to the extent that such substitute nominee exists. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director.

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Name of Nominee	Principal Occupation	Age	Year Became a Director

John M. Brown	Executive Chairman and Director	72	2000

Forrest A. Garb	Director	82	2005

Julian D. Taylor	Director	59	2009

The following describes at least the last five years of business experience of the directors standing for re-election. The descriptions include any other directorships at public companies held during the past five years by these directors. No family relationship exists between any director and executive officer of the Company.

John M. Brown, age 72, is the founder of Zion and has been a director and Chairman of the Board of Directors of Zion since its organization in April 2000. He also served as our Chief Executive Officer until September 2004 and as President until October 2001. Mr. Brown has extensive management, marketing and sales experience, having held senior management positions in two Fortune 100 companies - GTE Valenite, a subsidiary of GTE Corporation and a manufacturer of cutting tools, where he was employed from 1966-86 and served as the corporate director of purchasing, and Magnetek, Inc., a manufacturer of digital power supplies, systems and controls, where he was corporate director of procurement during 1988-89. Mr. Brown was a director and principal stockholder in M&B Concrete Construction, Inc. from 1996 to 2003 and is an officer and director of M&B Holding Inc. (a Nevada corporation) based in Dallas, Texas, the sole shareholder of M&B General Contracting Inc. (a Delaware corporation). These companies primarily provide cement walls and floors for industrial buildings, office buildings and home developers. Prior to founding the Company, Mr. Brown had been actively pursuing a license for oil and gas exploration in Israel for many years. His efforts led to our obtaining, in May 2000, the Ma'anit License in the Joseph Project, the precursor to the Joseph License. Mr. Brown holds a BBA degree from Fullerton College. Mr. Brown’s senior management experience in two Fortune 500 companies as well as his extensive experience in the oil and gas sector in the State of Israel provides with him with the insight and vision needed to serve as chairman of our Board of Directors.

Forrest A. Garb, age 82, was appointed a director of Zion Oil in November 2005. Mr. Garb is a petroleum engineer who has provided independent consulting services for more than 45 years. His consulting career began with H.J. Gruy and Associates, Inc. and its successors, where he served as a vice president for four years, executive vice-president for ten years, and president for fifteen years, until leaving in 1986, following Gruy's merger into a public company. In his capacity as president, Mr. Garb contracted, performed and supervised over 12,500 projects ranging from simple evaluations to sophisticated reservoir simulations. In 1988, Mr. Garb founded Forrest A. Garb & Associates, Inc., a privately-owned petroleum consulting firm, where he served as chairman and chief executive officer until his retirement in 2003 and sale of his interests in the company to its key employees. Prior to entering into consulting, Mr. Garb was educated in petroleum engineering at Texas A&M University (BSc and Professional MSc) and received his early training at Socony Mobil Oil Company in Kansas, Texas, Louisiana and Venezuela. Mr. Garb is a member of the Society of Petroleum Engineers and is a past President of the Society of Petroleum Evaluation Engineers. He is a member of the Association of Computing Machinery, the American Arbitration Association, the Petroleum Engineers Club of Dallas, the Dallas Geological Society, and is a member of the American Association of Petroleum Geologists. He is a charter member of The American Institute of Minerals Appraisers. He is a registered professional engineer in the state of Texas. Mr. Garb’s petroleum engineering background and vast experience in the petroleum industry spanning over 45 years provides our board with a valuable resource in assessing oil and gas prospects.

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Julian D. Taylor, age 59, was appointed a director of Zion Oil on June 16, 2009. Mr. Taylor is the founder of Tangent Trading Ltd, an international non-ferrous scrap metal trading company formed in 1985 with offices in London, U.K. and Los Angeles, U.S.A. In 2006, Tangent Trading Ltd was elected to the membership of the London Metal Exchange and in 2008 Tangent Trading Ltd was included by The Sunday Times newspaper (in the U.K.) in its 'Profit Track 100' list of Britain's fastest growing private companies. Mr. Taylor has led Tangent Trading from inception in 1985. Mr. Taylor has over 37 years experience in trading metals internationally. Prior to forming Tangent in 1985, he was affiliated with Amalgamated Metal Corporation plc (an international holding company with origins in metal merchanting), as a trader since 1978. Prior to such time, from 1972 to 1978, he was a trader at S&W Berisford plc (a U.K. listed merchanting and commodity trading conglomerate). Mr. Taylor’s background and business experience furnishes to our board access to a greater understanding of financial and investor relations issues.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ELECT THE THREE CLASS I DIRECTORS THAT HAVE BEEN NOMINATED TO THE BOARD OF DIRECTORS

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. The Board is responsible for identifying and taking reasonable action to help assure that we are managed in a way designed to achieve this result.

During the fiscal year ended December 31, 2011, the Board met three times and acted by unanimous consent on 15 occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served.

The Company does not have a policy on attendance by directors at the Company's annual meeting of stockholders. All of the directors serving at the time of the 2011 annual meeting attended the Company's 2011 annual meeting held in Dallas, Texas on June 21, 2011.

Director Independence

Of the ten current members of our Board of Directors, seven (Messrs. Druckman, Furnace, Garb, Oroian, Render, Singer and Taylor) meet the criteria of independence set by the NASDAQ Global Market for membership on the board of a NASDAQ listed company ("NASDAQ independence criteria").

NASDAQ independence criteria provide, among other requirements, that an independent director: (i) cannot be and, over the past three years, cannot have been an officer or employee of the Company and cannot be an immediate family member of such person; (ii) cannot receive or, over the past three years, have an immediate family member who receives or received from the Company more than $120,000 in any consecutive twelve month period for services other than as one of the Company's directors (or, with respect to an immediate family member, as a Company employee); (iii) cannot be affiliated, or be an immediate family member of a person affiliated with, any organization to which the Company made, or from which the Company received payments (other than those arising solely from investments in the Company's securities or payments under non-discretionary charitable contribution matching programs) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years.

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SEC independence criteria, which govern members of and candidates for service on the Audit Committee, provide that an "independent" director cannot be one of the Company's officers or be in a position, directly or indirectly, to control the Company's management or policies (other than in his position as a director). Neither can he or she be, or be affiliated with, a paid consultant or provider of services to the Company.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, with each comprised of independent directors. Each committee operates under a written charter that the Board adopted. All of the charters are publicly available on our website at www.zionoil.com/investor-center/corporate-governance. You may also obtain a copy of our charters upon written request to our Investor Relations Department at our principal executive offices.

Audit Committee. The Company's Audit Committee is currently comprised of Messrs. Oroian, Garb and Singer. Mr. Oroian was elected to serve as chairman. All three current members of the Audit Committee satisfy both the SEC independence criteria and the NASDAQ independence criteria. The principal function of the Audit Committee is to assist the Board in monitoring (i) the integrity of the financial statements of the Company, (ii) compliance by the Company with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, (iv) performance of the Company's independent auditors, (v) the business practices and ethical standards of the Company and (vi) related party transactions. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors.

During the fiscal year ended December 31, 2011, the Audit Committee met five times.

The Board has determined that all members of the Audit Committee meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(l) under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Oroian qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).

Compensation Committee. The Board has established a Compensation Committee currently comprised of Messrs. Taylor, Oroian and Garb. Mr. Taylor was elected to serve as chairman. All three current members of the Compensation Committee satisfy both the SEC independence criteria and the NASDAQ independence criteria. The Compensation Committee establishes our company’s policies and administers our compensation program with respect to our executive officers. Based on periodic evaluation, the Compensation Committee also makes recommendations to the Board regarding director compensation and our company’s employee benefits program. Pursuant to its charter, the functions and responsibilities of the Compensation Committee include:

•	determining compensation for the Company’s executive officers;

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•	assisting in developing and reviewing the annual performance goals and objectives of our executive officers;

•	assessing the adequacy and competitiveness of our executive compensation program;

•	administering our incentive compensation program and other equity-based compensation plans;

•	reviewing and recommending compensation for our non-employee directors;

•	preparing the Compensation Committee report to be included in our annual proxy statement; and

•	reviewing and evaluating the adequacy of the Compensation Committee charter on an annual basis.

During the fiscal year ended December 31, 2011, the Compensation Committee met four times and acted by unanimous consent on five occasions.

Compensation Committee Interlocking Relationships and Insider Participation

No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationship with us in 2011 requiring disclosure pursuant to SEC rules. Additionally, in 2011, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer of that entity served on the Compensation Committee or Board.

Nominating and Corporate Governance Committee. The Board has established a Nominating and Corporate Governance Committee currently comprised of Dr. Druckman, and Messrs. Oroian and Taylor. Dr. Druckman was elected to serve as chairman. All three current members of the Compensation Committee satisfy the SEC independence criteria and the NASDAQ independence criteria. The Nominating and Corporate Governance Committee is charged with selecting and recommending for the approval of the Board nominees to be submitted to the stockholders for election.

During the fiscal year ended December 31, 2011, the Nominating and Corporate Governance Committee met once and acted by unanimous consent on one occasion.

In addition, the Nominating and Corporate Governance Committee has adopted a formal written policy respecting the standards and qualifications to be used in identifying director nominees, including the consideration of director nominees presented by the Company’s stockholders. A copy of the director nominee policy is available on our website at www.zionoil.com/investor-center/corporate-governance.

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Nominations for the Board of Directors

The Nominating and Corporate Governance Committee of the Board of Directors will consider director candidates based upon a number of qualifications, including their independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board's existing strengths. In addition, the Nominating and Corporate Governance Committee requires that director candidates have integrity and accountability, informed judgment, peer respect, high performance standards, passion, creativity and support the corporate mission of the Company to assist Israel, the land and its people, in achieving political and economic security through the exploration for and discovery and development of petroleum and other energy resources in Israel.

The Nominating and Corporate Governance Committee makes every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable.

The Nominating and Corporate Governance Committee has not relied upon third-party search firms to identify director candidates, but may employ such firms in the future if deemed appropriate. The Nominating and Corporate Governance Committee may rely upon, receive and review recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Board and the Committee believe that it is essential that Board members represent diverse business backgrounds and experience and include individuals with a background in the oil & gas industry. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. We believe that the backgrounds and qualifications of our directors, considered as a group, should and do provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by stockholders in compliance with its formally adopted director nominee policy and subject to applicable inquiries. Stockholders of the Company who beneficially own more than two percent (2%) of the Company's then outstanding shares of Common Stock may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Dr. Charlie Druckman, Chairman, Nominating and Corporate Governance Committee, Zion Oil & Gas, Inc., 6510 Abrams Road, Suite 300, Dallas, Texas 75231. A stockholder nomination must contain the following information about the nominee:

•	Name;
•	Age;
•	Business and residence addresses;
•	Principal occupation or employment;
•	The number of shares of the Company's Common Stock and other Company securities held by the nominee;
•	A resume of his or her business and educational background;
•	The information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and
•	A signed consent of the nominee to serve as a director, if nominated and elected.

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The nomination should also contain the following information concerning the nominating stockholder:

•	Name
•	Address
•	The number of shares of the Company’s Common Stock and other securities held by the nominating stockholder.
•	The nature of the holdings – whether directly or beneficially (if beneficially, details of the legal holder and the nature of the beneficial interest should be provided); and
•	Whether the nominating stockholder has any agreement or understanding of any type (written or oral) with any other stockholder concerning the voting of Company shares and, if so, the identity and address of the other parties to the agreement or understanding, the stockholdings of each of the other parties, and the nature of the agreement or understanding.

Director Compensation in 2011

Our non-employee director compensation program in 2011 consisted of two principal elements: (1) board fees ($1,500 per month) and, if relevant, committee chairmanship fees ($500 per month) and (2) grants of stock options.

Pursuant to the monthly board fees described above, non- employee directors received an annual payment of $18,000 in 2011 and each chairman of a committee received an additional $6,000 in payments. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

The following table summarizes compensation paid to our non-management directors during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	All Other Compensation	Total
	US$ (thousands)

Forrest A. Garb	24,000	--	141,823(2)	--	165,823
Paul Oroian	30,000	--	141,823(2)	--	171,823
Julian Taylor	24,000	--	141,823(2)	7,551	173,374
Marc Singer	18,000	--	114,129(2)	2,612	134,741
Yehezkel Druckman	30,000		141,823(2)	--	171,823
Robert Render (3)	18,000		140,435(4)	1,441	159,876
Victor G. Carrillo (5)	--	--	27,694(5)	--	27,694

1. In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of option awards granted during the indicated year, calculated in accordance with FASB ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares actually received or which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense for the Company that reflects the fair value of the stock options on the grant date and therefore does not affect the cash balance of the Company. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 6G to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.

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The stock options detailed in Note 2 (ii) below vest over a twenty four month period across quarter dates in 2011, 2012 and 2013.

2. The details relating to these grants are as follows: (i) On January 6, 2011, we granted to each non-employee director, except for Messrs. Singer and Carrillo, options to purchase 20,000 shares of our common stock at a per share exercise price of $2.50. Messrs. Singer and Carrillo were granted options to purchase 10,000 shares at a per share exercise price of $2.50. The options became first exercisable on January 1, 2012 and continue to be exercisable through December 31, 2014; (ii) On December 5, 2011, we granted options to each of Messrs. Garb, Oroian, Taylor, Singer, Druckman and Render to purchase 50,000 shares of our common stock at a per share exercise price of $2.61 exercisable through December 4, 2017. The options are scheduled to vest in equal quarterly installments over eight consecutive quarters, beginning with the quarter ended December 31, 2011.

3. Mr. Render joined the Board on January 12, 2011.

4. In accordance with our established practice for persons joining the Board, on January 26, 2011, we issued options to purchase 25,000 shares of our common stock at a per share exercise price of $4.45. The options were vested upon issuance and continue to be exercisable through January 26, 2016.

5. Mr. Carrillo was appointed Executive Vice President on January 13, 2011. See below under “Executive Compensation” for additional disclosures relating to Mr. Carrillo.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and all employees. The code has been posted on our web site at www.zionoil.com/investor-center/corporate-governance, and may also be obtained free of charge by writing to Ethics Code, c/o Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, Texas 75231. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website, at the address and location specified above.

Insider Trading Policy Statement

We adopted, on January 8, 2009, an Insider Trading Policy Statement that applies to our directors, officers and designated employees.

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Stockholder Communications With The Board Of Directors

We have adopted a formal process for stockholders to communicate with the Board of Directors which has been posted on our web site at www.zionoil.com/investor-center/corporate-governance. Stockholders may communicate with the Board of Directors by sending written communications to the Board of Directors, care of Mr. Paul Oroian, Lead Director, to:

Mr. Oroian, Lead Director

Zion Oil & Gas, Inc.

6510 Abrams Road, Suite 300

Dallas, Texas 75231

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or only certain specified individual directors. We will make copies of all such letters received and circulate them to the appropriate director or directors.

If no particular director is named, letters will be forwarded, depending on the subject matter, to the Lead Director. In general, Company personnel will not censor or edit such communications and any stockholder communication delivered to the Company for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, we reserve the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

The Nominating and Corporate Governance Committee may revise these procedures at any time. Until other procedures are developed and posted on our website, all communications to the Board of Directors should be mailed to the Board of Directors in accordance with the procedures described above.

Board Leadership Structure

For many years, even before the Company was publicly traded, we separated the roles of Chief Executive Officer and Chairman of the Board of Directors, in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting and implementing the business goals of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer, especially with regard to the vision and mission to which the Company is committed.

This decision is based upon the Board’s determination of what is in the current best interests of the Company and its shareholders, in light of current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions and other relevant factors. Mr. Brown has been the Company’s Chairman since its inception in 2000 and provides the overall guidance and vision to which the Company is committed. Mr. Rinberg has been serving as Chief Executive Officer since March 2007. The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the Company, the skills and experience of Mr. Brown and Mr. Rinberg, is a leadership structure based on the experienced leadership afforded by a full-time Executive Chairman (currently Mr. Brown, former Chairman, President and Chief Executive Officer of the Company) and a full-time Chief Executive Officer (currently Mr. Rinberg). Both positions are subject to oversight and review by the Company’s independent directors. The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. A combined Chairman and Chief Executive Officer Board leadership structure has previously served the Company and, depending on future circumstances, may serve the Company’s purposes in the future.

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Our Board of Directors believes that its current leadership structure is appropriate because it strikes an effective balance between management and independent leadership participation in the Board of Directors process.

Board’s Role in Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, has the ultimate responsibility for the oversight of risk management. Senior officers attend meetings of the Board of Directors, provide presentations on operations including significant risks, and are available to address any questions or concerns raised by the Board of Directors. Additionally, our three Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee coordinates the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and corporate governance. When any of the committees receives a report related to material risk oversight, the Chairman of the relevant committee reports on the discussion to the full Board of Directors.

PROPOSAL TWO: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MaloneBailey, LLP (“MaloneBailey”), an independent registered public accounting firm was the auditor for the year ended December 31, 2011 and has been selected as auditor for the year ending December 31, 2012. Although stockholder ratification is not required for the appointment of MaloneBailey, since the Audit Committee has the responsibility for appointing the Company’s independent auditors, the appointment is being submitted for ratification with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in the future.

It is expected that a representative of MaloneBailey will be available to respond to appropriate questions from stockholders present at the annual meeting.

Somekh Chaikin (“SC”), a member of KPMG International and an independent registered public accounting firm was the Company’s auditor for the year ended December 31, 2010. As disclosed in the Current Report on Form 8-K that we filed on August 4, 2011, on August 1, 2011, the Audit Committee was notified by SC that SC would have to resign as our independent registered public accounting firm following the filing of our quarterly report on Form 10-Q for the three months ending September 30, 2011, in accordance with the requirements of the Texas State Board of Public Accountancy (“Texas State Board”). SC’s action was taken in light of an agreed cease-and-desist order that SC entered into with the Texas State Board following an inquiry by the Texas State Board regarding SC’s ability to provide attestation services for companies with principal executive offices in the State of Texas without being registered by the Texas State Board. SC informed the Company that, as a result of these developments, it could no longer provide auditing services to companies with principal executive offices in Texas. The Company’s principal executive offices are located in Dallas, Texas.

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On October 17, 2011, the Audit Committee engaged MaloneBailey as our independent registered public accounting firm.

Except as discussed in the next succeeding paragraph, the audit reports of SC on our financial statements and the effectiveness of our internal control over financial reporting for the 2010 and 2009 fiscal years did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

SC's report on our financial statements and the effectiveness of the Company’s internal control over financial reporting as of and for the years ended December 31, 2010 and 2009, contained a separate paragraph stating that “The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in its development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the fiscal years ended December 31, 2010 and 2009 and subsequent thereto, there were no disagreements with SC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to SC’s satisfaction, would have caused SC to make reference in connection with their opinion to the subject matter of the disagreement, nor were there any “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

Principal Accountant Fees and Services

The following table sets forth the fees for services provided by SC and Malone Bailey relating to the fiscal years ended December 31, 2010 and December 31, 2011.

	Fiscal Year 2010	Fiscal Year 2011
	SC	SC	Malone Bailey
Audit Fees (1)	$126,500	$37,200	$90,800
Audit-Related Fees (2)	$70,100	$21,800	--
Tax Fees (3)	$7,000	$13,400	--
All Other Fees	—	--	--
Total	$203,600	$72,400	$90,800

_____________

(1)	Audit Fees consist of fees for professional services rendered for the audit of our financial statements included in the Annual Report on Form 10-K, internal controls over financial reporting and the review of the interim financial statements included in the Quarterly Reports on Form 10-Q, and for the services that are normally provided in connection with regulatory filings or engagements.

(2)	Audit Related Fees consist of assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements. Fees for 2011 and 2010 include amounts paid associated with a rights offering completed in each of July 2011 and December 2010, as well as fees associated with foreign statutory audits and other similar related work.

(3)	Tax Related Fees consist of services that were related to the filing of tax returns for our Israeli branch, obtaining certain tax rulings and tax planning related to two charitable foundations established by us: The Abraham Foundation and the Bnei Joseph Foundation (R.A.).

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Policy on Pre-Approval of Services

Our Audit Committee considers and pre-approves any audit and non-audit engagement or relationship between the Company and any independent accountant. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve all audit or non-audit services to be provided by an independent accountant if presented to the full Audit Committee at its next meeting. In accordance with these procedures, the engagement of MaloneBailey to conduct the audit of our 2012 financial statements was pre-approved by the Chairman of our Audit Committee and approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MALONEBAILEY, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS OTHERWISE SPECIFIED IN THE PROXY.

AUDIT COMMITTEE REPORT

The Company's management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal controls and disclosure controls and procedures. An independent registered public accounting firm has been engaged to audit the Company's financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board.

The Audit Committee has met and held discussions with management and MaloneBailey LLP, the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's financial statements for the year ended December 31, 2011 were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed the financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380).

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The Audit Committee discussed with the independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

The Audit Committee discussed with the independent auditors the auditor's independence from the Company and management, including the independent auditors written disclosures required by PCAOB Rule 3526 (File No. PCAOB-2008-03) (Independence Discussions With Audit Committees).

Based on the foregoing, the Audit Committee has recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

This report is submitted by members of the Audit Committee.

AUDIT COMMITTEE

Paul Oroian

Forrest A. Garb

Marc Singer

March 5, 2012

INFORMATION REGARDING OTHER MEMBERS OF THE BOARD OF DIRECTORS, OFFICERS AND KEY EMPLOYEE

The following describes at least the last five years of business experience of our directors not standing for re-election, executive officers and key employees. The descriptions include any other directorships at public companies held during the past five years by these persons. No family relationship exists between any director and executive officer of the Company.

Officers and Directors

Richard J. Rinberg, age 59, was appointed a director in November 2004 and appointed Chief Executive Officer of the Company in March 2007. He served as President of the Company from October 2005 to March 2007. Since 1996, Mr. Rinberg has been a private investor and manager of his own and his family funds. From 1979 through 1996, he served as Managing Director of the Rinberg Group, a corporate group based in England active in the precious metals and jewelry industry, property development and securities trading. In the early 1980s Mr. Rinberg was elected a Member of the London Diamond Bourse and in 1987 he was elected an Underwriting Member at Lloyd's of London Insurance Market. Between 1975 and 1978, Mr. Rinberg was on the staff of Spicer & Pegler (Chartered Accountants) and, in 1978, was admitted as a Member of The Institute of Chartered Accountants in England and Wales. Mr. Rinberg holds a Bachelor of Science Honors Degree in Mathematics from University College, the University of London. Mr. Rinberg also serves on the board of The Abraham Foundation and the Bnei Joseph Foundation (R.A.). Mr. Rinberg’s experience in managing and overseeing a diversified business practice, as well as his accounting background, equip him with the skill set needed to meet the challenges that we expect to face.

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Victor G. Carrillo, age 47, was appointed a director in September 2010 and appointed Executive Vice President in January 2011. On October 18, 2011, he was appointed as our President and Chief Operating Officer. Mr. Carrillo currently serves as a director of Magnum Hunter Resources Corporation; an oil and gas company engaged in the acquisition, development and production of unconventional oil and gas resource plays in the United States and Canada. Mr. Carrillo is a petroleum geologist and geophysicist, attorney, former City Councilman and former County Judge. From February 2003 to January 2011, Mr. Carrillo served as a commissioner of the Railroad Commission of Texas (the State of Texas Board with regulatory jurisdiction over oil and gas exploration and production), having served as chairman of the three-member statewide elected board twice. Mr. Carrillo holds a law degree from the University of Houston Law Center, a Master of Science degree in geology from Baylor University, and a Bachelor of Science degree in geology from Hardin-Simmons University. Mr. Carrillo also received an honorary doctorate degree from Hardin-Simmons University in May 2006. Mr. Carrillo’s background in petroleum geology and geophysics and regulatory experience as Chairman of the Railroad Commission of Texas furnishes to our board access to a greater understanding of both petroleum science and regulatory issues.

Ilan Sheena, age 53, was appointed Chief Financial Officer in March 2011. Mr. Sheena has been Vice President (Finance) of the Company's Israeli Branch since November 2009. Mr. Sheena is an accounting professional with broad local and international experience. He has a degree in Accounting and Economics from Tel Aviv University and is a member of the Institute of Certified Public Accountants in Israel. From 1985 to 1988 he worked for Somekh Chaikin (KPMG) in Israel where he specialized in both auditing and taxation, primarily for hi-tech and life science companies. From 1988 to 1989 he worked in Sydney, Australia for Horwarth & Horwath chartered accountants. From 1989 to 1993, he worked in Sydney, Australia for Alcatel Australia, the French telecommunications equipment manufacturer, as a financial accountant, where he specialized in financial reporting as well as project accounting. Returning to Israel in 1993, he became the Financial Controller of Arel Communications, a high-tech start-up that progressed to a NASDAQ listing. Between 1995 and 1996, he was the Chief Financial Officer of RCI Israel, a subsidiary of a leading U.S. based leisure industry company. Between 1996 and 1998, he worked for Bezeq International, the Israeli telecommunications company, as its Financial Controller and Finance Manager. Between 1998 and 2000, Mr. Sheena worked at Verint Systems, a key subsidiary of the Comverse Group (a Telco software company) as its Finance Manager and Financial Controller. Between December 2000 and December 2008, he was employed by Portview Communications Partners L.P., a venture capital fund (with investors such as JP Morgan, Siemens, EDF, AXA and Schlumberger), as its Chief Financial Officer (December 2000 - January 2007) and as an Advisor (January 2007 - December 2008); Mr. Sheena also was a member of the venture capital fund's general partner.

Paul Oroian, age 59, was appointed a director in November 2003. Since its founding in 1983, he has served as president and managing partner of Oroian, Guest and Little, P.C., a certified public accounting and consulting firm based in San Antonio, Texas. From 1980-1983, Mr. Oroian was a tax senior in the San Antonio offices of Arthur Young and Company. Mr. Oroian holds a Bachelors of Science – Business Administration from Bryant College. He has served as a board member of Technology Oversight Committee and the IRS Regional Liaison Committee of the Texas Society of Certified Public Accountants and was vice president and a director of the San Antonio CPA Society between 1992-1998. Mr. Oroian’s extensive experience as a certified public accountant was instrumental in his appointment to the audit committee of our Board of Directors and provides our board with a critical accounting perspective.

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Dr. Yehezkel “Charlie” Druckman, age 73, was appointed a director of Zion Oil in November 2005. Dr. Druckman was Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004, where he supervised the licensing of petroleum rights both onshore and offshore Israel. These efforts led to the discovery of 1.5 trillion cubic feet of gas in the Israeli offshore Mari B and other smaller fields during 1999-2000. Since 1965, he has been a member of the professional staff of the Geological Survey of Israel, where he headed the Mapping, Stratigraphy and Oil Division during 1982-1985 and 1991-1994. He was also affiliated with the Louisiana State University at Baton Rouge as Research Associate in Geology during 1978-1980 and 1989-1990. He was awarded in 1974 the Israel Geological Society’s Perez Grader award. He is an active member of the American Association of Petroleum Geologists and the Geological Society of Israel (where he served as president in 1982 and for a number of years on the Society's editorial board). He also served as member of the Israeli National Petroleum Commission and Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company. Dr. Druckman graduated from the Hebrew University in Jerusalem where he was awarded BSc, MSc and PhD degrees in geology. Dr. Druckman’s academic credentials as a geologist, his experience as the Petroleum Commissioner for the State of Israel for nearly a decade and his vast knowledge and expertise in the geological mapping of the State of Israel for petroleum exploration purposes provide us with a critical resource in our ongoing oil and gas exploration efforts in Israel as well as a liaison to the Israeli regulatory authorities with whom we are in ongoing contact with respect to the maintenance of our license and other oil and gas exploration rights.

Marc Singer, age 52, was appointed a director in July 2010. Mr. Singer is a founding principal of Singer Xenos Wealth Management, a registered investment advisor since 1991. He is also President and Principal of Singer Xenos Securities Corp., a broker-dealer, and has held that position continuously since August 2001. Mr. Singer holds a Masters of Business Administration and a Bachelors of Business Administration from Florida International University and is also a Certified Financial Planner. Mr. Singer’s academic degrees, combined with his extensive professional experience in financial advising and public securities, provide our board with a greater understanding of financial and investor relations issues.

Robert Render, age 82, was appointed a director in January 2011. Mr. Render previously served on the Company’s Board of Directors from September 28, 2004 through June 16, 2009, the date of the Company’s 2009 annual meeting of the shareholders whereupon he did not stand for re-election. From 2003 until the present, Mr. Render has been a private investor and consultant. Mr. Render served from 1994 to 2002 as Chairman and CEO of the Green Thumb Companies and Milburn Peat, manufacturers and distributors of peat moss, soils and mulches for the lawn and garden industries. Prior thereto, from 1985 to 1992, he was a director of and consultant to Hyponex Corporation (NASDAQ) and thereafter, from 1992 to 1994, he was a consultant to the Scotts' Corporation (NYSE), the controlling shareholder of Hyponex. Between 1978 and 1985, Mr. Render served as Chairman, President and Chief Executive Officer of Hyponex Corporation (NASDAQ) previously known as Old Fort Industries. From 1964 until its acquisition by Old Fort Industries in 1969, Mr. Render served as President of Anderson Peat Company and, from 1969 to 1978, he served as Executive Vice President of Old Fort Industries. From 1952 to 1963, Mr. Render served as Vice President of Sales and Marketing for Sno-Bol Company. In 1957 he founded Render Associates, a national sales company specializing in lawn and garden products which later merged into Anderson Peat Company. In 1962-1963 Mr. Render was President of the Christian Businessmen's Club in Pontiac, Michigan and in 1964-1965; he served as Chairman of the Industrial Group of the United Fund in Pontiac. In 1967-1968, Mr. Render was a member of the Executive Committee of the American Society of Testing and Materials and in 1969-1970; he served as President of the U.S. Peat Producers Association. Mr. Render’s background and business experience with a publicly traded company furnishes to our board access to a greater understanding of financial and investor relations issues.

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Justin W. Furnace, age 34, was appointed a director in April 2012. Mr. Furnace is the President of the Texas Independent Producers & Royalty Owners Association (TIPRO), a trade association representing the interests of more than 2,300 independent oil and natural gas producers and royalty owners throughout Texas. Mr. Furnace has held this position since May 2012. As TIRPO President, Mr. Furnace is responsible for overseeing the association’s governmental affairs in Texas and Washington D.C. and representing the interests of the association membership before various regulatory bodies, among other things. Prior thereto, from June 2007 to May 2010, Mr. Furnace served as chief of staff and legal counsel to then Chairman Victor Carrillo of the Texas Railroad Commission. He was the Chairman’s top policy advisor, in charge of evaluating, assessing and implementing all legal, technical and legislative strategies. Prior to his tenure at the Railroad Commission, from September 2004 to December 2006, he practiced law at the Beaumont office of Mehaffy Webber as an associate in the firm’s business and litigation departments. While at the firm, he focused on both transactions and litigation relating to oil and gas, real estate and corporate matters. A graduate of Hardin-Simmons University, Mr. Furnace currently serves on their Board of Development. He later received his Doctorate of Jurisprudence from Texas Tech University School of Law. Mr. Furnace’s background in commercial oil and gas law and his regulatory experience makes him a valuable objective resource for our company on these matters.

Key Employee

Dr. Eliezer Kashai was appointed as Zion’s Chief Geologist on February 8, 2012 and was Vice President - Israeli Exploration of Zion from October 2000 to February 2012. Dr. Kashai studied geology in the University of Sciences, Budapest, Hungary, holds Masters and Ph.D. degrees from Hebrew University, Jerusalem and is a widely recognized authority on the Triassic formation of Israel. Dr. Kashai has over 50 years of geological experience in Israel working until his retirement in 1987 for the national petroleum companies of Israel, including almost 30 years for Lapidoth Israel Oil Prospectors Company, Ltd. and Oil Exploration (Investments) Ltd., where he served in progressively responsible positions. At Lapidoth during 1959-75, he served as senior geologist, assistant chief geologist, acting chief geologist and chief geologist. At Oil Exploration (Investments) Ltd. during 1975-87 he was first chief geologist, then deputy managing director responsible for all of that company’s exploration efforts. Following his retirement in 1987 and through 1998, Dr. Kashai worked as an exploration consultant for various companies active in petroleum exploration in Israel, including Israel National Oil Company, Lapidoth, Naphta Petroleum, and Sedot Neft, Ltd. where he was responsible for the original geological interpretation of Ma’anit. He began consulting for Mr. Brown in connection with the Joseph Project in late 1999 and for us in April 2000. Dr. Kashai has served as president of the Israel Geological Society and is responsible for five geological publications and nearly 100 unpublished company reports on exploration projects, drilling recommendations, subsurface geological analysis and well evaluations.

Dr. Kashai provides services to us on an as needed part-time basis at an hourly consulting rate, subject to a minimum monthly commitment delete. Dr. Kashai is an officer of our Israeli branch, but not the company.

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Resignations and Departures During 2011

Mr. William L. Ottaviani resigned as our President and Chief Operating Officer, as well as a director, effective October 13, 2011.

Mr. Kent Siegel resigned as our Chief Financial Officer, as well as a director, effective March 31, 2011.

Mr. Stephen Pierce resigned as our Exploration Manager effective August 30, 2011.

Ms. Patti Beals resigned as our Chief Accounting Officer, effective August 3, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the principles, policies, and practices that formed the foundation of our compensation program in fiscal year 2011 and explains how they applied to our named executives for fiscal year 2011, who are our Executive Chairman of the Board (EC), Chief Executive Officer (CEO), President and Chief Operating Officer (President and COO), each person who served as our Chief Financial Officer (CFO) during fiscal 2011, as well as the other individuals included in the Summary Compensation Table provided below.

Our Board of Directors has overall responsibility for establishing compensation for our directors and executive officers. Our Board of Directors has delegated to the Compensation Committee of the Board the responsibility for establishing, implementing and monitoring adherence with our compensation philosophy with respect to our executive officers. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive.

Our Executive Compensation Philosophy and Objectives

We have been engaged in the exploration of oil and gas in onshore Israel since 2000 and continue to face a very challenging environment. Our ultimate success will depend, in part, upon our talented employees and the leadership provided by our named executive officers. We have designed our executive compensation program to achieve the following objectives:

•	Attract and retain highly qualified talent. We need to attract, motivate, and retain management talent of high quality in a competitive market.

•	Align the interests of our executives with stockholders. We should align the interests of Zion’s management and stockholders, towards the overall success of the Company, by planning and working towards multi-well, long-term exploration and drilling programs in Israel, aimed at discovering and producing commercial quantities of oil and gas in Israel.

•	Manage resources efficiently. Employee compensation is a significant expense for us. We strive to manage our compensation programs so as to balance our need to reward and retain executives with our goal of preserving stockholder value. In addition, given the importance of preserving cash reserves for our exploration program, we seek to provide executives with significant equity compensation in order to encourage them to accept lower cash compensation than they might be able to receive elsewhere.

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Zion's executive compensation programs are designed to compensate individual management personnel based on a number of factors, including:

•	the individual's position and responsibilities within the Company;
•	the overall importance of the individual's responsibilities in helping the Company achieve success:

•	specific tasks that the individual may be required to perform during a particular time period;
•	the individual's skill set, experience and education;

•	market conditions, as measured by (among other things) feedback from recruiters and the Company's knowledge of peer company compensation policies;
•	geographical considerations, including the cost of living associated with the USA and Israel, where the Company's offices are located;

•	advice from third party economic consulting and compensation firms;
•	the Company's performance in areas for which the individual has responsibility; and

•	the Company's overall performance in its mission.

Components of Compensation

In an effort to meet these objectives, our executive compensation program consists of the following components:

•	Base Salary. The Compensation Committee believes that base salary should provide executives with a predictable income sufficient to attract and retain strong talent in a competitive marketplace. We generally strive to set executive base salaries at levels that we believe enable us to hire and retain individuals in a competitive environment.

•	Equity Award. The Compensation Committee believes that long-term equity incentives, such as stock options, focus executives on increasing long-term shareholder value.

•	Discretionary Cash Bonus Award. The Compensation Committee has historically awarded cash bonuses on occasion to reward significant individual contributions or to act as an incentive.

•	General Benefits. We provide generally competitive benefits packages, such as medical, life and disability insurance, to our executives on the same terms as our other employees.

Our Process of Establishing Executive Compensation

The Compensation Committee typically reviews our executive officers’ compensation on an annual basis. Our CEO recommends to the Compensation Committee the goals, objectives and compensation for all executive officers, except himself, and responds to requests for information from the Compensation Committee. Except for these roles, Zion’s executive officers do not have a role in approving goals and objectives or in determining compensation of executive officers or non-employee directors. Our CEO has no role in approving his own compensation. The Compensation Committee periodically reviews the compensation of non-employee directors, primarily by reference to the compensation of non-employee directors at similarly situated companies.

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Consistent with its charter, the Compensation Committee has utilized the services of an independent outside compensation consultant. Within the last five years, the Compensation Committee has retained the firm of Thomas Roney LLC (“Roney”), an independent economic and compensation consultant, on separate occasions, to provide an opinion with regard to reasonable compensation ranges for the senior Zion officers. In their initial report, submitted in June 2007, Roney concluded that the most relevant comparison metric was market capitalization (“market cap”) and identified 21 companies in the oil and gas exploration and production field that had a market cap of between $22 and $550 million to compare to Zion. In September 2009, the Compensation Committee retained Roney to assist it in evaluating executive compensation for 2009 and proposed changes to executive compensation. In an updated report furnished in October 2009, Roney narrowed the number of companies from the original 21 to nine, based on changes to their market cap as well as Zion’s.

In 2011, the Compensation Committee requested a new compensation study be performed with a new evaluation of similarly situated companies in the oil and gas exploration and production business. Roney furnished a report to us in January 2012 wherein it compared the executive officer compensation levels at Zion with those at companies (the “Peer Group”) that have comparable market capitalization. Market capitalization was determined by the number of shares outstanding at each of the Peer Companies times the average price between October 2010 and October 2011. In all of its reports to date, since Zion is currently a development stage company with neither production nor revenue and has no additional operating metrics to use for comparison purposes, Roney believed that the only reliable metric for comparison was market capitalization.

Compensation Analysis under the Roney Report

For purposes of the analysis, Roney considered Zion’s size to be a micro-cap company. There is no statutory definition of a micro-cap company, but it is generally accepted that these are companies with a market capitalization of more than $50 million and less than $300 million. In order to make an assessment for our named executive officers, Roney collected data on comparable companies (the Peer Group) that were selected based on their size, industry segment, and stage of development. The group was selected from a list of all companies that are part of the oil and gas drilling and exploration industry. Roney opined that this criterion was effective in yielding an appropriate survey and benchmark group of comparative groups.

With respect to general compensation decisions made in 2011, the selected Peer Group constituents for 2011 were the following 27 companies:

1.	Gastar Exploration
2.	Triangle Petroleum

3.	Panhandle Oil & Gas
4.	Warren Resources

5.	Callon Petroleum
6.	GMX Resources

7.	Evolution Petroleum
8.	CAMAC

9.	Isramco
10.	Miller Energy Resources
11.	Crimson Exploration

12.	Double Eagle Petroleum
13.	CREDO Petroleum

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14.	Toreador Resources Corporation
15.	Constellation Energy Partners LLC
16.	Magellan Petroleum Corporation
17.	Oilsands Quest, Inc.

18.	RAM Energy Resources
19.	Primeenergy Corporation

20.	BMB Munai
21.	Tengasco
22.	Cubic Energy

23.	PostRock Energy
24	Lucas Energy

25.	HKN Inc.
26.	GeoMet
27.	Gasco

Using the market capitalization range based upon the Company’s average market capitalization, Roney conducted research to determine the appropriate Peer Group and then determined compensation ranges of each specified executive position within the Peer Group before receiving and comparing the actual and projected compensation numbers from the Company. Thus, Roney collated compensation information on the Peer Group and statistically analyzed the Peer Group relative to Zion’s market cap and then arrived at conclusions and opinions with regard to the compensation range of Zion’s senior officer management team.

The new study focused on six key officer positions and gave Roney’s opinion regarding the proposed compensation paid by Zion for all officers as a whole and for the individual positions as compared to the Peer Group for 2011. The six key officer positions were Executive Chairman (EC), Chief Executive Officer (CEO), President and Chief Operating Officer (President/COO), Chief Financial Officer (CFO), Vice President (VP) Administration and Chief Accounting Officer (CAO). In August 2011, the employment of the Chief Accounting Officer (CAO) was terminated and the office of CAO was subsequently combined with the position of CFO. Accordingly, the five key officer positions at Zion are detailed below. The following assessment emerged:

Table 1: Total Compensation by Officer for Peer Group (from Jan 2012 Roney Report )

Average Comp Set Compensation	$Min	$Average	$Max
EC	570,509	579,261	588,013
CEO	204,800	1,309,180	5,795,614
COO	120,000	677,982	1,814,300
CFO	149,800	657,447	1,586,774
VP Administration	154,800	522,558	806,721

Total compensation for executives generally consists of the following five categories:

•	Cash salaries
•	Cash bonuses

•	Stock awards
•	Stock options

•	Other

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Table 2: Constituent Analysis of Compensation of Average Comp Set (in US$)

	Cash Salary	Cash Bonus	Stock Awards	Value of Option Grants	Other	Total Comp
EC	132,539	100,000	159,600	157,468	29,654	579,261
CEO	373,333	248,598	256,024	232,112	199,113	1,309,180
COO	270,882	120,243	185,089	44,704	57,064	677,982
CFO	236,847	130,124	151,003	53,727	85,746	657,447
VP Admin	252,503	86,357	123,747	43,818	16,133	522,558
Total	1,266,104	685,322	875,463	531,829	387,710	3,746,428
% of Total Compensation	33.8%	18.3%	23.4%	14.2%	10.3%	100.00%

The Peer Group was large enough to help form an opinion about Zion’s compensation relative to officers’ compensation packages of companies in the Peer Group. Also, the percentage of total officer’s compensation to company’s market capitalization is one of the variables of interest.

As part of the total compensation review process, Roney reviewed each company in the Peer Group along with the mix of compensation that comprises the total executive compensation package. The final process compared relative data for the total compensation and individual executive positions to similar data for Zion’s executives. Compensation paid to the executive officers in a company should be aligned with the company’s performance on both a short-term and long-term basis, while remaining competitive. Zion is competing for executive talent with that of its Peer Group.

Roney’s Conclusions

Roney concluded that Zion's actual individual salary and bonus compensation levels and total compensation levels (other than incentive option awards, as discussed below) for 2011 were below the average when compared with the Peer Group. During 2011, certain Zion executives left the company and other executives were promoted or assumed different titles and/or more titles. To adjust for executive changes of the individuals, the Roney analysis focused on the amount the executive position was paying in officer compensation for the year. The Roney analysis considered that the Zion compensation adjustments to each executive position represented an appropriate proxy for what the company would have paid a single person in that particular executive position without any executive changes during 2011.

Additionally, using a statistical method of functional relationship with the total compensation amounts as a percentage of market capitalization adjusted by the total officer count, the Roney report held further that Zion’s Officer Compensation falls within the predicted range of the comparable companies in the Peer Group.

Our Compensation Program Decisions

Zion's executive compensation programs are designed to:

•	attract and retain highly qualified, talented and experienced management personnel;

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•	motivate and reward members of management whose knowledge, skills, performance, and business relationships are critical to our success; and

•	align the interests of Zion’s management and stockholders in the Company’s overall success in planning and working towards multi-well, long-term exploration and drilling programs in Israel towards its mission of discovering and producing commercial quantities of oil and gas in Israel.

In this sense, having a competitive and market-based compensation program, as compared with Zion's peer companies is very important.

However, Zion’s vision establishes that from our inception, our calling has been to assist Israel in the restoration of the land by finding and producing oil and gas and helping to make Israel politically and economically independent. Indeed, Zion firmly believes that we are “a special company with a special task in a special country (Israel).” As such, while compensation is certainly important for our named executive officers, their primary motivation is Zion’s overall vision which drives their involvement with the Company.

In connection with our 2011 Annual Meeting of Stockholders, the stockholders were given an opportunity to approve, by an advisory (non-binding) vote; the compensation of the Company’s named executive officers for 2011. Approximately 90% of the votes cast with respect to the Advisory Vote approved such compensation. The Advisory Vote affected the Company’s executive compensation policies and decisions for 2012 by reaffirming the Compensation Committee’s objectives and philosophies of executive compensation.

Base Salary

All of our named executive officers are subject to individual employment agreements with fixed base salaries.

With respect to 2011, as positions became vacant and required filling appropriately, the Compensation Committee reviewed relevant factors, including compensation paid to executive officers of our peer companies. Increases in base salary were awarded where required in order to remain competitive and to attract strong candidates.

Because Zion remains in the development stage, the Compensation Committee has determined to maintain the salaries of our named executives, including our Chief Executive Office at rates that will likely be average or below average as compared with our peer companies.

Following review of the data, the Compensation Committee determined to increase the fixed compensation of certain executive officers. Mr. Rinberg, our Chief Executive Officer, was awarded, beginning February 2011, a monthly office expense allowance of $4,500 to defray the cost to him associated with substantially working from his residence in the execution of his duties under his employment agreement with the Company. The base salary of Mr. Sheena, our Chief Financial Officer, was adjusted in August 2011 to reflect his promotion to the role of Chief Financial Officer to which he was appointed in March 2011. However, upon the departure of Mr. Ottaviani, our former President and Chief Operating Officer, no adjustments to base salary were made upon the assumption by Mr. Victor G. Carrillo of these positions.

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Equity Awards

Our equity-based incentive program for the entire company, including executive officers, currently consists of stock option grants. As is the case with base salary, option grants are typically governed by each officer’s employment agreement.

Nonetheless the Committee will from time to time grant options outside of the executive’s personal employment agreement. In determining the number of options to be granted to executive officers, the Committee takes into account the market data discussed above, internal pay fairness, the individual’s position and scope of responsibility the executive’s ability to affect profitability and stockholder value, the individual’s historic and recent job performance and the value of stock options in relation to other elements of total compensation.

In fiscal 2011, the Committee believed it was appropriate to place a heavier emphasis on long-term equity incentives on our executive officer compensation, as opposed to cash compensation. The Committee’s intent was to more closely align our stockholders’ interest to create long-term value with that of our executive officers through equity incentives, and to preserve cash for our exploration program. Accordingly, and as discussed further below, the Committee awarded long-term equity incentives to our executive officers.

In January 2011, the Zion Board decided that it was both timely and appropriate to award service providers, staff, management and Board members with incentive stock option awards. However, the incentive stock option awards were only to be exercisable on or after January 1, 2012 so as to ensure that all holders of Zion warrants which were issued in connection with our rights offering that was completed in December 2010 will be able, if they so desire, to exercise their warrants before the exercise of any of the proposed incentive stock option awards to service providers, staff & management and independent Board members.

In January 2011, the Board awarded the following incentive stock option awards to the Named Executive Officers:

John Brown (Executive Chairman):	30,000 stock options
Richard Rinberg (Chief Executive Officer):	60,000 stock options
William Ottaviani (former President & Chief Operating Officer):	40,000 stock options
Patti Beals (former Chief Accounting Officer):	30,000 stock options
Kent Siegel (former Chief Financial Officer):	20,000 incentive stock options

The incentive stock option awards noted above have an exercise price of $2.50 and became first exercisable only on January 1, 2012, and are exercisable through December 31, 2014.

In December 2011, the Zion Board decided that it was both timely and appropriate to award service providers, staff, management and Board members with further incentive stock option awards. The Board awarded the following incentive stock option awards to the Named Executive Officers:

John Brown (Executive Chairman):	300,000 stock options
Richard Rinberg (Chief Executive Officer):	400,000 stock options
Victor G. Carrillo (President & Chief Operating Officer):	200,000 stock options
Ilan Sheena (Chief Financial Officer):	100,000 stock options

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The incentive stock option awards noted above vest in eight equal installments on a calendar quarter basis over a two year period at the end of each quarter, beginning with the quarter ending December 31, 2011 and have an exercise price of $2.61, representing the closing price of the Company’s stock at the time of grant. The options are exercisable through December 31, 2021.

Discretionary Cash Bonus Awards

The Compensation Committee, from time to time, may award discretionary cash bonuses to our executive officers.

In connection with the appointment of Victor G. Carrillo as Executive Vice President in January 2011, the Committee determined to award to Mr. Carrillo a sign-on bonus of $7,500 in connection with the execution of an agreement with him to serve as Executive Vice President. We believe that the bonus was appropriate in light of the responsibilities he took on. Mr. Carrillo was subsequently appointed as President and Chief Operating Officer in October 2011, upon the termination (by mutual agreement) of Mr. Ottaviani’s employment. No changes were made to Mr. Carrillo’s compensation upon the assumption of his new duties.

No bonuses were awarded to any of our other executive officers.

We do not have any bonus program. The Board believes that any meaningful cash bonus program needs to be tied into performance targets and Zion does not currently have any oil and/or gas production.

General Benefits

In addition to the compensation described above, we also provide our executive officers benefits such as medical insurance, life and disability insurance. For additional information, see “Executive Compensation – All Other Compensation” below.

Foreign currency considerations

The base salary for Mr. Rinberg, our Chief Executive Officer and Mr. Sheena, our Chief Financial Officer, is denominated in U.S. dollars and paid in New Israeli Shekels [at a pre-determined exchange rate calculated in accordance with their respective employment agreements]. The Compensation Committee evaluates the effect of foreign currency conversion rates in formulating the overall compensation packages for each of these officers. Consequently, in April 2012, the Compensation Committee approved an amended and restated employment agreement with Mr. Sheena to, among other things, denominate New Israeli Shekels (NIS) as the currency for the payment of his monthly salary in order to avoid recurring losses to him from fluctuation in currency exchange values and the timing of the payment of his monthly salary.

Conclusion

We believe that the compensation provided to our executive officers is reasonable and appropriate to facilitate the achievement of our long-term objectives. The compensation programs and policies that our Compensation Committee has designed incentivize our executive officers to perform at a level necessary to achieve our desired objectives. We believe that the various elements of compensation combine to align the best interests of our executive officers with our stockholders and our company in order to maximize stockholder value.

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COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Julian Taylor (Chair)
Paul Oroian
Forrest Garb

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EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned in 2009, 2010 and 2011 by our Chief Executive Officer, each person who served as our Chief Financial Officer during 2011 and each of our four most-highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who served during 2011 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total

John Brown, Executive Chairman	2009 2010 2011	120,000(3) 165,000 165,000	-- 25,000 (4) --	-- 130,200 683,022	39,002 74,232 76,242	159,002 394,432 924,264

Richard Rinberg, Chief Executive Officer	2009 2010 2011	275,000 (5) 340,625 (6) 275,000	-- -- --	280,000 260,000 1,013,964	78,998 118,619 165,358	633,998 719,244 1,454,322

Victor G. Carrillo, President and Chief Operating Officer (7)	2009 2010 2011	-- -- 242,063	-- -- 7,500	-- -- 414,114	-- -- 24,519	-- -- 688,196

Ilan Sheena, Chief Financial Officer (8)	2009 2010 2011	-- -- 150,958	-- -- -	-- -- 288,933	-- -- 47,638	-- -- 487,529

William L. Ottaviani, Former President and Chief Operating Officer (9)	2009 2010 2011	-- 250,000 208,333	-- -- --	-- 50,000 140,111	-- 21,048 70,968	-- 321,048 419,412

Patti Beals, Former Chief Accounting Officer (10)	2009 2010 2011	-- 116,749 120,000	-- 20,000 --	-- -- 83,082	-- 8,252 8,244	-- 145,001 211,326

Kent Siegel, Former Chief Financial Officer (11)	2009 2010 2011	-- 48,106 33,333	-- 10,000 --	-- -- 55,388	-- 10,276 4,184	-- 68,382 92,905

1. In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of the option awards granted to the Named Executive, calculated in accordance with FASB ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense for the Company that reflects the fair value of the stock options on the grant date and therefore does not affect the cash balance of the Company. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 6G to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. To see the value actually received by the named executive officers in fiscal 2011, see the “Option Exercises and Stock Vested” in fiscal 2011 Table on page 37 below. The fiscal 2011 and 2010 option award amounts for Mr. Ottaviani are included, even though the awards were canceled following Mr. Ottaviani’s separation agreement.

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Except in the case of penny stock options granted to the Named Executive Officers in accordance with the terms of the their respective employment agreements, the stock options awards were designed and granted as longer term incentives and vest (or became exercisable) in the fourth quarter of 2011, 2012 and 2013.

2. For 2011, represents the compensation as described under the caption “All Other Compensation” below.

3. Includes the following: (i) an annual director fee of 120,000 paid under the 2008 Chairman Agreement, of which amount $64,000 was paid in 2009 and $56,000 was deferred by agreement and paid in January 2010.

4. Represents a sign-on bonus paid to Mr. Brown in January 2010.

5. With respect to 2009, $223,000 was paid in 2009 and $52,000, deferred by agreement, was paid in January 2010.

6. Includes payments in respect of unused vacation of $65,625 for the fiscal years 2008-2010.

7. Mr. Carrillo first joined the Company as a director on September 7, 2010. Effective January 13, 2011, Mr. Carrillo was appointed Executive Vice President and thereafter, on October 18, 2011, he was appointed President and Chief Operating Officer.

8. Mr. Sheena joined the Company on October 22, 2009, first serving as President (Finance) of the Company's Israeli Branch Office and, on August 1, 2010, as Managing Director of the Israeli Branch office. He was appointed Chief Financial Officer on March 31, 2011.

9. Mr. Ottaviani’s employment with the Company commenced on January 31, 2010 and terminated on October 14, 2011.

10. Ms. Beals was appointed Chief Accounting Officer effective as of July 9, 2010. She was in the employ of the Company since December 2009 with a primary focus on Sarbanes-Oxley compliance. Ms. Patti Beals resigned from the Company, effective August 3, 2011.

11. Mr. Siegel was appointed Chief Financial Officer as of July 9, 2010 at an annual salary of $100,000. Mr. Siegel resigned from the employ of the Company and also as a director on March 31, 2011.

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All Other Compensation

The following table provides information regarding each component of compensation for 2011 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Perquisites and Other Personal Benefits (1)	Automobile Related Expenses (2)	Insurance Related Expenses (3)	Israel Related Social Benefits(4)	Total

John Brown	$43,892	$8,350	$24,000	--	$76,242

Richard Rinberg	$61,311*	$21,458*	--	$82,589*	$165,358

Victor G. Carrillo	$2,447	$3,054	$19,018	--	$24,519

Ilan Sheena	$1,340*	$13,343*	--	$32,955*	$47,638

William L. Ottaviani	$52,266	--	$18,702	--	$70,968

Patti Beals	$1,060	--	$7,184	--	$8,244

Kent Siegel	--	--	$4,184	--	$4,184

1. Represents for Mr. Brown, an office allowance ($42,000) and cell phone expense ($1,892); Represents for Mr. Rinberg, an office allowance ($60,307) and cellular phone expenses ($1,004); Represents for Mr. Carrillo, cellular phone expenses ($1,942) and professional dues ($505); Represents for Mr. Sheena, cellular phone expenses; Represents for Mr. Ottaviani, cellular phone expense ($3,314) and a payment of $48,952 in connection with the termination of his employment with the Company in October 2011; Represents for Ms. Beals, cellular phone expenses.

2. Represents for Mr. Brown, an automobile allowance; Represents for Mr. Rinberg, tax reimbursements in respect of a Company owned vehicle; Represents for Mr. Carrillo, a leased automobile allowance; Represents for Mr. Sheena, tax reimbursement in respect of the use of a leased vehicle.

3. Represents for Messrs. Brown and Carrillo, cash reimbursements in respect of health and life insurance; Represents for Messrs. Ottaviani and Siegel and Ms. Beals, health and life insurance premiums.

4. These are comprised of contribution by the Company to savings, severance, pension, disability and insurance plans generally provided in Israel, including education funds and managerial insurance funds. For Mr. Rinberg, this amount represents Israeli severance fund payments ($22,908), managerial insurance funds ($36,306), disability insurance ($2,750) and supplemental education fund contribution ($20,625). For Mr. Sheena, this amount represents Israeli severance fund payments ($12,575), managerial insurance funds ($7,548), disability insurance ($1,510), and supplemental education fund contribution ($11,322)

* Represents amounts paid in New Israeli Shekels (NIS) and translated at average exchange rates for the year

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Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2011.

			Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and
	Approval	Grant	Units	Threshold	Target	Max	Threshold	Target	Max	Units	Options		Awards	Option
Name	Date(1)	Date(1)	Granted	($)	($)	($)	(#)	(#)	(#)	(#)	(#)		($/Sh-	Awards-
John		03/31/11	—	—	—	—	—	—	—	—	20,000	(2)	$0.01	$95,820
Brown
		01/06/11	—	—	—	—	—	—	—	—	30,000	(3)	$2.50	$83,082

		12/05/11	—	—	—	—	—	—	—	—	300,000	(4)	$2.61	$504,120

Richard		01/22/11	—	—	—	—	—	—	—	—	40,000	(5)	$0.01	175,640
Rinberg
		01/06/11	—	—	—	—	—	—	—	—	60,000	(3)	$2.50	$166,164

		12/05/11	—	—	—	—	—	—	—	—	400,000	(4)	$2.61	$672,160

Victor G.		01/31/11	—	—	—	—	—	—	—	—	10,000	(6)	$0.01	$45,409
Carrillo
		01/31/11	—	—	—	—	—	—	—	—	15,000	(7)	$4.55	$32,625

		12/05/11	—	—	—	—	—	—	—	—	200,000	(4)	$2.61	$336,080

Ilan		04/15/11	—	—	—	—	—	—	—	—	7,500	(8)	$0.01	$37,811
Sheena
		01/06/11	—	—	—	—	—	—	—	—	30,000	(3)	$2.50	$83,082

		12/05/11	—	—	—	—	—	—	—	—	100,000	(4)	$2.61	$168,040

William	01/31/11	03/31/11	—	—	—	—	—	—	—	—	2,500	(9)	$0.01	$11,977
Ottaviani
	01/31/11	06/30/11	—	—	—	—	—	—	—	—	2,101	(9)	$0.01	$12,481

	01/31/11	09/30/11	—	—	—	—	—	—	—	—	2,500	(9)	$0.01	$4,876

		01/06/11	—	—	—	—	—	—	—	—	40,000	(3)	$2.50	$110,776

Patti		01/06/11	—	—	—	—	—	—	—	—	30,000	(3)	$2.50	$83,082
Beals

Kent		01/06/11	—	—	—	—	—	—	—	—	20,000	(3,10)	$2.50	$55,388
Siegel (5)

1. All grants were approved by the Compensation Committee.

2. Represents grant of stock options under our 2005 Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. Options vested at the rate of 5,000 shares at the termination of each calendar 90 day period, beginning March 31, 2011.

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3. Represents grant of vested stock options under our 2005 Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. The options first became exercisable on January 1, 2012 and are exercisable through December 31, 2014.

4. Represents the grant of stock options under our 2011 Incentive Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. Options vest in equal quarterly installments over eight consecutive quarters, beginning with the quarter ended December 31, 2011.

5. Represents grant of stock options under our 2005 Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. Options vested at the rate of 10,000 shares at the termination of each calendar 90 day period, beginning March 31, 2011.

6. Represents grant of vested stock options under our 2005 Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table.

7. Represents grant of stock options under our 2005 Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. Options vested at the rate of 3,750 shares at the termination of each calendar 90 day period, beginning March 31, 2011.

8. Represents grant of stock options under our 2005 Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. Options vested at the rate of 1,875 shares at the termination of each calendar 90 day period, beginning June 30, 2011.

9. Represents grant of fully vested stock options under our 2005 Stock Option Plan. Options represent the right to purchase shares of common stock at the price per share indicated in the table. Pursuant to the Mr. Ottaviani’s employment agreement with us, at the end of each calendar quarter, beginning with the quarter ended March 31, 2011, Mr. Ottaviani was entitled to fully vested options at a per share exercise price of $0.01 to purchase such number of Common Stock as shall equal $12,500 divided by the closing price on the last trading day of the respective calendar quarter of our publicly traded share of Common Stock, but in no event less than $5.00 per share. By mutual agreement, Mr. Ottaviani’s employment with the Company terminated as of October 14, 2011.

10. Mr. Siegel was appointed Chief Financial Officer and Senior Vice President on July 9, 2010. Mr. Siegel resigned from his positions, and as a director of the Company, on March 31, 2011.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — DECEMBER 31, 2011

The following table sets forth certain information with respect to restricted stock and stock options held by our named executive officers as of December 31, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
John Brown	10,000	--	--	0.01	01/21/2020
	30,000	--	--	2.50	12/31/2014
	37,500	--	262,500	2.61	12/04/2021

Richard Rinberg	10,000	--	--	0.01	12/03/2017
	60,000	--	--	2.50	12/31/2014
	50,000	--	350,000	2.61	12/04/2021

Victor G. Carrillo	15,000	--	--	4.45	01/26/2016
	25,000	--	175,000	2.61	12/04/2021

Ilan Sheena	1,875	--	1,875	0.01	01/31/2020
	12,000	--	--	7.15	12/31/2014
	30,000	--	--	2.50	12/31/2014
	12,500	--	87,500	2.61	12/04/2021

William Ottaviani (1)	16,515	--	--	0.01	01/31/2020
	40,000	--	--	2.50	12/31/2014

Patti Beals (2)	30,000	--	--	2.50	12/31/2014

Kent Siegel (3)	20,000	--	--	2.50	12/31/2014

1. Mr. Ottaviani’s employment with the Company, and his directorship, ended as of October 14, 2011.

2. Ms. Beals’ employment terminated as of August 5, 2011.

3. Mr. Siegel resigned from his positions, and as a director of the Company, on March 31, 2011.

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Option Exercises and Stock Vested in Fiscal 2011

The following table provides information about options exercised by the Named Executive Officers during the fiscal year ended December 31, 2011:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
John Brown	30,000	106,200
Richard Rinberg	150,000	738,000
Victor Carrillo	10,000	20,800
Ilan Sheena	3,750	14,794
William Ottaviani	--	--
Patti Beals	--	--
Kent Siegel	--	--

(1) Represents the amounts realized based on the difference between the market price of our stock on the date of exercise and the exercise price.

Employment Agreements

John Brown. Mr. Brown was appointed Executive Chairman in January 2010. On January 21, 2010, we and Mr. Brown, the Chairman of the Company’s board of directors, entered into an Employment Agreement (the “Chairman Agreement”) pursuant to which Mr. Brown serves as the Executive Chairman of the Company’s Board of Directors. The Chairman Agreement was entered into following the scheduled termination on December 31, 2009 of the Chairman of the Board Retention Agreement (discussed below) under which Mr. Brown served as Chairman of the Board since January 1, 2008. Since the Company’s establishment in April of 2000, Mr. Brown has continuously served as Chairman of the Board.

The Chairman Agreement has an initial term that extends through December 31, 2012; thereafter, the agreement provides that it is to be renewed automatically for successive two year terms unless either party shall advise the other 90 days before expiration of the initial or renewed term of its intention to not renew the agreement beyond its then scheduled expiration date. Under the agreement, Mr. Brown is paid an annual salary of $165,000, payable monthly. Mr. Brown also receives a monthly office allowance of $3,500. Mr. Brown can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. If during the initial term the Company were to terminate the agreement, for any reason other than "Just Cause" (as defined the Chairman Agreement), then the Company is to pay to Mr. Brown the salary then payable under the agreement through the longer of (i) the scheduled expiration of the initial term as if the agreement had not been so terminated or not renewed or (ii) twelve months, as well as all bonuses and benefits earned and accrued through such date. If the Company were not to renew the term of the agreement after the Initial term or were to terminate the agreement during any renewal term, for any reason other than "Just Cause" (as defined the Agreement), then the Company is to pay to Mr. Brown an amount equal to the base salary, if any, then payable to him for a period of twelve months as if the Chairman Agreement had not been so terminated or had been renewed. Mr. Brown may also terminate the agreement for "Good Reason" (as defined in the Agreement), whereupon he will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. The Chairman Agreement provides for customary protections of the Company's confidential information and intellectual property.

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In connection with his employment, Mr. Brown was granted in 2011 the following options grants under our stock plans: (i) in January 2011, options to purchase 30,000 shares of common stock at a per share exercise price of $2.50, exercisable beginning January 1, 2011 through December 31, 2014; (ii) in March 2011, options to purchase 20,000 shares of common stock at a per share exercise price of $0.01, which options vested at the rate of 5,000 shares at the termination of each calendar 90 day period, beginning March 31, 2011; (iii) in December 2011, options to purchase 300,000 shares of common stock at a per share exercise price of $2.61, exercisable through December 2021, scheduled to vest in equal quarterly installments over eight consecutive quarters, beginning with the quarter ended December 31, 2011.

The Chairman Agreement provides for customary protections of Zion's confidential information and intellectual property.

Prior the effectiveness of the Chairman Agreement, on January 18, 2008, we and Mr. Brown, entered into a Chairman of the Board Appointment Agreement (the "Chairman Appointment Agreement") pursuant to which Mr. Brown served as the Chairman of the Board of Directors. The Chairman Appointment Agreement had an initial term that terminated on December 31, 2009. Under the agreement, Mr. Brown was paid an annual fee of $144,000, payable monthly, provided that, he was paid $2,000 per month through December, 2009 with the remaining amount of each month's balance deferred by agreement. The amounts deferred through May 2009 in the aggregate amount of $49,000 were paid in June 2009. Thereafter, Mr. Brown continued to be paid $2,000 per month with the remainder being deferred as described above. In addition, Mr. Brown received $1,000 per month for rental expenses relating to an office he maintains and $1,000 per month for chairing two committees.

Richard. J. Rinberg. Mr. Rinberg was appointed as Chief Executive Officer in March 2007. On December 4, 2007, we and Mr. Rinberg entered into an employment agreement (the “Rinberg Agreement”) pursuant to which Mr. Rinberg serves as our Chief Executive Officer. The employment agreement replaces the prior Retention and Management Services Agreement between Zion and Mr. Rinberg that was originally entered into as of November 1, 2005 and which expired on October 31, 2007. The term of employment under the employment agreement, which commenced as of November 1, 2007, continued through December 31, 2010; thereafter, the agreement is renewed automatically for successive two year terms unless either party shall advise the other 90 days before expiration of the term of its intention to not renew the agreement beyond its then scheduled expiration date. As no such notice has been furnished, the agreement is currently in effect through December 31, 2012. Under the agreement, Mr. Rinberg is currently paid an annual salary of $275,000. Effective February 1, 2011, Mr. Rinberg also receives a monthly office expense allowance of $4,500. From the effective date of the employment agreement, we have maintained (i) Manager’s Insurance under Israeli law for the benefit of Mr. Rinberg pursuant to which we contribute amounts equal to (a) 13-1/3 percent (and Mr. Rinberg contributes an additional 5%) of each monthly salary payment, and (b) an amount equal to 7.5 % of Mr. Rinberg’s salary (with Mr. Rinberg contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. Mr. Rinberg can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. If we were to terminate the agreement for any reason other than "Just Cause" (as defined the Rinberg Agreement), then, presently, Mr. Rinberg is entitled to the salary then payable under the agreement for a period of six months, less any amounts then in the severance fund for his benefit (included within the Manager’s Insurance Fund), as well as all bonuses and benefits earned and accrued through such date. Mr. Rinberg may also terminate the agreement for "Good Reason" (as defined in the Rinberg Agreement), whereupon he will be entitled to the same benefits as if we had terminated the agreement for any reason other than Just Cause. The Rinberg Agreement also provides that Mr. Rinberg be awarded during each employment year options at a per share exercise price of $0.01 to purchase 40,000 shares of the Company's common stock under the Plan.

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In connection with his employment, Mr. Rinberg was granted in 2011 the following options grants under our stock plans: (i) in January 2011, options to purchase 40,000 shares of common stock at a per share exercise price of $0.01, which options vested at the rate of 10,000 shares at the termination of each calendar 90 day period, beginning March 31, 2011; (ii) in January 2011, options to purchase 60,000 shares of common stock at a per share exercise price of $2.50, which options became exercisable on January 1, 2012 and continue to be exercisable through December 31, 2014; (iii) in December 2011, options to purchase 400,000 shares of commons stock at a per share exercise price of $2.61, exercisable through December 4, 2021, scheduled to vest in equal quarterly installments over eight consecutive quarters, beginning with the quarter ended December 31, 2011.

The Rinberg Agreement provides for customary protections of Zion's confidential information and intellectual property.

Victor G. Carrillo. Mr. Carrillo was appointed a director in September 2010, Executive Vice President in January 2011 and President and Chief Operating Officer in October 2011. On March 19, 2012, the Company and Mr. Carrillo entered into an amended and restated employment agreement. Under the agreement, Mr. Carrillo continues to be paid an annual salary of $250,000, subject to annual review and adjustments. By its terms, the agreement provided for an initial term ending December 31, 2013. After expiration of the initial term, the agreement automatically renews for two successive one year periods, terminated by either party upon notice to the other, given not less than 30 days prior to the expiration of the then-current term. The amended and restated agreement replaces the employment agreement between Mr. Carrillo and the Company which entered into as of January 2011 upon his appointment as Executive Vice President.

Either the Company or Mr. Carrillo can terminate the employment agreement and the relationship thereunder at any time upon notice. If during the initial term the Company were to terminate the agreement for any reason other than "Just Cause" (as defined in the employment agreement), then the Company is to pay to Mr. Carrillo three month’s salary, as well as all benefits earned and accrued through such date; if the Company were to terminate the agreement during a renewal term, then Mr. Carrillo is entitled to six month’s salary, as well as all benefits earned and accrued through such date.

In connection with his employment, Mr. Carrillo was granted in 2011 the following options grants under our stock plans: (i) in January 2011, upon joining our management team, vested options for 10,000 shares of common stock at a per share exercise price of $0.01, and options for an additional 15,000 shares of common stock at a per share exercise price of $4.55, vesting in equal installments of 3,750 shares the termination of each calendar 90 day period, beginning March 31, 2011; (ii) in January 2011, options to purchase 10,000 shares of common stock at a per share exercise price of $2.50, which options became exercisable on January 1, 2012 and continue to be exercisable through December 31, 2014; (iii) in December 2011, options to purchase 200,000 shares of common stock at a per share exercise price of $2.61, exercisable through December 4, 2021, scheduled to vest in equal quarterly installments over eight consecutive quarters, beginning with the quarter ended December 31, 2011.

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The employment agreement provides for customary protections of the Company's confidential information and intellectual property.

Ilan Sheena. Mr. Sheena was appointed Chief Financial Officer in March 2011. Mr. Sheena has been Vice President (Finance) of the Company's Israeli Branch since November 2009. On May 8th, 2011, the Company and Ilan Sheena entered into a restated employment agreement providing for the employment (the “Sheena Employment Agreement”) of Mr. Sheena as the Company’s Chief Financial Officer. The Sheena Employment Agreement had an initial period through December 31, 2011; thereafter, the agreement provided that it is to be renewed for additional one year terms upon agreement of both parties. Under the agreement, Mr. Sheena was paid an annual salary of the current New Israeli Shekel equivalent of $144,000, payable monthly; which was increased, effective August 1, 2011, to the New Israeli Shekel equivalent of $180,000 per annum. We also provided to Mr. Sheena under the Sheena Employment Agreement the following: (i) Manager’s Insurance under Israeli law for the benefit of Mr. Sheena pursuant to which the Company contributes amounts equal to (a) 13-1/3 percent (and Mr. Sheena contributes an additional 5%) of each monthly salary payment, and (b) 7.5 % of Mr. Sheena’s salary (with Mr. Sheena contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law.

On April 29, 2012, we entered into the Third Amended and Restated Employment Agreement (the “Amended Sheena Employment Agreement”) with Mr. Ilan Sheena, replacing in its entirety the Sheena Employment Agreement. Under the Amended Sheena Employment Agreement, Mr. Sheena wil1 be paid a monthly gross salary denominated in New Israeli Shekels (NIS) of NIS 56,400. Under the employment agreement previously in effect, Mr. Sheena was paid a monthly salary of $15,000 payable in NIS at a pre-determined exchange rate. The effect of the amendment to Mr. Sheena’s monthly salary is to prevent the recurrence to Mr. Sheena of losses resulting from fluctuating exchange rates associated with the payment of his monthly salary. Additionally, to compensate for previous deemed foreign exchange and timing losses, Mr. Sheena will be paid a signing bonus of NIS 75,000 (which is equivalent to approximately $20,000 at the rate of Exchange in effect on April 25, 2012) upon signing. We continue to provide Mr. Sheena with the following: (i) Manager’s Insurance under Israeli law for the benefit of Mr. Sheena pursuant to which the Company contributes amounts equal to (a) 13-1/3 percent (and Mr. Sheena contributes an additional 5%) of each monthly salary payment, and (b) 7.5 % of Mr. Sheena’s salary (with Mr. Sheena contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law.

Mr. Sheena can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. The Company is entitled to terminate the agreement at any time, for any reason other than "Cause" (as defined the employment agreement), in which case, Mr. Sheena will be entitled to severance pay to which he is entitled under Israeli law (approximately one month’s base salary for each year worked) and three month’s salary, as well as all benefits earned and accrued through such date. The Amended Sheena Employment Agreement also provides that Mr. Sheena be awarded at the end of each calendar quarter beginning with the quarter ended June 30, 2012, fully vested options at a per share exercise price of $0.01 to purchase 2,500 shares the Company’s common stock, par value $0.01 per share. All options granted pursuant thereto shall be exercisable until December 4, 2021.

The Amended Sheena Employment Agreement provides for customary protections of the Company's confidential information and intellectual property.

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Separation Agreements

William L. Ottaviani. Mr. Ottaviani was appointed President and Chief Operating Officer in January 2010. On January 31, 2010, we and William L. Ottaviani entered into an Employment Agreement (the “Ottaviani Employment Agreement”), which became effective as of January 1, 2010, pursuant to which Mr. Ottaviani served as the Company’s President and Chief Operating Officer at an annual salary of $250,000, payable monthly. The employment agreement has an initial term which continued through December 31, 2011.

On October 14, 2011, by mutual agreement of the Company and William L. Ottaviani, Mr. Ottaviani’s employment with the Company was terminated. The employment agreement with Mr. Ottaviani was scheduled to naturally expire on December 31, 2011. As provided for in the original employment agreement, the termination of Mr. Ottaviani’s employment resulted in his resignation from the Company’s Board of Directors.

In connection with the termination of employment, on October 14, 2011, the Company and Mr. Ottaviani entered into a settlement agreement pursuant to which the Company agreed to remit to Mr. Ottaviani the following: (i) salary payments due to him through October 15, 2011, (ii) all unpaid salary owing as of the date of termination, (ii) $20,833 on each of the November 14 and December 14, 2011, and January 14, 2012 (representing, in each case, the monthly salary to which Mr. Ottaviani was entitled to under the employment agreement), less required deductions, (iii) $1,638 in each of November and December 2011 and January 2012 in respect of the current health coverage plan and (iv) on January 14, 2012, plus 14 days of unused vacation time under the employment agreement. Under the settlement agreement, Mr. Ottaviani furnished to the Company a general release. Subsequent to the date of the agreements, the aggregate amount finally paid to Mr. Ottaviani was reduced, by mutual agreement, to $48,952.

Patti Beals. Patti Beals was appointed Chief Accounting Officer in July 2010. In March 2010 she was appointed as Vice President of Corporate Compliance, Finance and Training. On March 1, 2010, we and Ms. Beals entered into an employment agreement (the “Beals Employment Agreement”), pursuant to which she was compensated at an annual salary of $120,000, which was increased, effective August 1, 2010, to $144,000. The employment agreement was in effect through August 31, 2011.

By mutual agreement of the Company and Ms. Patti Beals, effective August 3, 2011, Ms. Beals resigned from her position as the Company’s Chief Accounting Officer. The employment agreement with Ms. Beals was scheduled to expire on August 31, 2011. In connection with her resignation, on August 3, 2011, the Company and Ms. Beals entered into a settlement agreement terminating Ms. Beals’ employment agreement with the Company. Under the agreement, the Company agreed to remit to Ms. Beals all amounts payable to her under the employment agreement through August 31, 2011, the scheduled expiration date of her employment and an additional $24,000 payable over the course of September-October 2011. Under the settlement agreement, Ms. Beals furnished to the Company a general release.

Kent Siegel. Kent Siegel was appointed Chief Financial Officer in July 2010. On August 10, 2010, the Company entered into a letter agreement with Kent Siegel providing for the employment of Mr. Siegel as the Company's Senior Vice President and Chief Financial Officer, effective July 9, 2010. The letter agreement has a continuous term, as Mr. Siegel was considered an "at will" employee subject to termination at any time, with or without prior notice from the Company.

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If Mr. Siegel's employment was terminated unilaterally by us without cause (as defined in the letter agreement), Mr. Siegel was to receive his base salary for a period of one month and all benefits accrued and vested through the date of termination. Additionally, the termination of Mr. Siegel's employment for any reason was to be deemed as his resignation from our Board of Directors. On March 31, 2011, Mr. Siegel resigned from all positions held with our company.

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our named executive officers provide incremental compensation in the event of termination, as described herein. Generally, we currently do not provide any severance specifically upon a change in control nor do we provide for accelerated vesting upon change in control. Termination of employment also impacts outstanding stock options.

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the termination event occurs.

The following table sets forth the compensation that would have been received by each of the Company’s executive officers had they been terminated as of December 31, 2011. The employment of Mr. Ottaviani, our former President and Chief Operating Officer, was terminated by mutual agreement prior to December 31, 2011. Payments made to him in connection with the termination of employment are discussed above under “Separation Agreements”.

	Salary Continuation (1)	Bonus	Benefit Payments (2)	Accrued Vacation Pay	Total Value
John Brown	$207,000	--	--	$18,312	$225,312
Richard Rinberg	$137,500	--	-	$12,396	$149,896
Victor G. Carrillo	$62,500	--	--	$19,231	$81,731
Ilan Sheena	$45,000	--	$13,395	$8,286	$66,681

1.	Represents, for Mr. Brown, one year of 2011 base salary, paid over one year; for Mr. Rinberg, an amount that is presently equivalent to six months of 2011 base salary, less the amount held in his severance fund for his benefit; for Mr. Carrillo, three months of 2011 base salary; and for Mr. Sheena, an amount representing 3 months of 2011 base salary.

2.	In the case of Mr. Sheena, represents amounts that, by law, are required additions to his severance fund.

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Equity Compensation Plan Information

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
- Stock Options	$2,190,266	$2.87	1,522,102

Equity compensation plans not approved by security holders:
-	-	-	-
TOTAL	2,190,266	$2.87	1,522,102

Long-Term Incentive Plan

At our 2002 annual meeting of stockholders, the stockholders approved the establishment of a long-term key employee incentive plan, which may be structured as an employees' royalty pool, to be funded by the equivalent of a 1.5% overriding royalty interest. The Company may initiate the establishment of a long-term management incentive plan for key employees whereby a 1.5% overriding royalty or equivalent interest in the Asher-Menashe License, Joseph License, Jordan Valley License and such other oil and gas exploration and development rights as may in the future be acquired by the Company would be assigned to key employees. As the plan has not been established as of December 31, 2010, the Company did not have any outstanding obligation in respect of the plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the close of business on the Record Date concerning shares of our Common Stock beneficially owned by: (i) each director; (ii) each Named Executive Officer (defined below); (iii) all directors and executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

In accordance with the rules of the SEC, the table gives effect to the shares of Common Stock that could be issued upon the exercise of outstanding options and warrants within 60 days of the Record Date. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. We have calculated the percentages of shares beneficially owned based on 30,460,490 shares of Common Stock outstanding at the Record Date.

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The address of John M. Brown, Victor G. Carrillo, Ilan Sheena, Paul Oroian, Forrest A. Garb, Julian Taylor, Marc Singer, Robert Render and Justin W. Furnace is 6510 Abrams Rd., Suite 300, Dallas, TX 75231. The address of Richard J. Rinberg and Yehezkel Druckman is 22 Bareket St., Caesarea Industrial Park, 38900 Israel.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
John M. Brown	667,500 (1)	2.19%
Richard J. Rinberg	651,833 (2)	2.14%
Victor G. Carrillo	110,000 (3)	*
Ilan Sheena	87,000 (4)	*
Julian Taylor	233,584 (5)	*
Robert Render	138,868 (6)	*
Paul Oroian	53,910 (7)	*
Yehezkel Druckman	51,175 (8)	*
Forrest A. Garb	41,897 (9)	*
Marc Singer	53,750 (10)	*
Justin W. Furnace (11)	--	*
William L. Ottaviani (12)	--	*
Kent Siegel (13)	16,225 (14)	*
Patti Beals (15)	--	*

All directors and executive officers as a group (11 members)	2,089,517	6.86%

(1)	Comprised of (a) 375,000 shares of Common Stock owned by Mr. Brown, plus 30,000 shares jointly held with his wife (b) 100,000 shares of Common Stock owned by Mr. Brown's wife and (c) 162,000 shares of Common Stock issuable upon exercise of stock options awarded under the stock option plans (the “Plans”) which have vested as of the Record Date or are scheduled to vest by June 30, 2012. Does not include an additional 187,500 shares of Common Stock issuable upon exercise of options previously granted under the Plans.

(2)	Comprised of (a) 51,833 shares of Common Stock owned by Mr. Rinberg (b) 10,000 shares of Common Stock owned by Mr. Rinberg's wife, (c) 370,000 shares held in an ESOP Trust for the benefit of Mr. Rinberg and (d) 220,000 shares of Common Stock issuable upon exercise of stock options awarded under the Plans which have vested as of the Record Date or are scheduled to vest by June 30, 2012. Does not include an additional 250,000 shares of Common Stock issuable upon exercise of options issued under the Plans.

(3)	Comprised of (a) 10,000 shares of Common Stock owned by Mr. Carrillo and (b) 100,000 shares of Common Stock issuable upon exercise of stock options awarded under the Plans which have vested as of the Record Date or are scheduled to vest by June 30, 2012. Does not include an additional 125,000 shares of Common Stock issuable upon exercise of options issued under the Plan.

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(4)	Comprised of (a) 7,500 shares of Common Stock owned by Mr. Sheena and (b) 79,500 shares of Common Stock issuable upon exercise of stock options awarded under the Plans which have vested as of the Record Date or are scheduled to vest by June 30, 2012. Does not include an additional 62,500 shares of Common Stock issuable upon exercise of options issued under the Plan.

(5)	Comprised of (a) 149,834 shares of Common Stock owned by Mr. Taylor, (b) 63,750 shares of Common Stock issuable upon stock options awarded under the Plans which have vested as of the Record Date or are scheduled to vest by June 30, 2012 and (c) 20,000 shares owned by Mr. Taylor's wife. Does not include an additional 31,250 shares of Common Stock issuable upon exercise of options issued under the Plans.

(6)	Comprised of (a) 10,000 shares of Common Stock owned by Mr. Render, (b) 10,000 shares owned by the estate of Mr. Render's wife (who recently passed away), (c) 25,059 shares held in Robert E. Render Trust, (d) public call options that represent the right to buy 5,000 shares of the Company’s Common Stock exercisable on or before June 18, 2011 held in Robert E, Render’s Trust, (e) 10,000 shares issuable upon exercise of warrants held by Mr. Render, (f) 10,000 shares issuable upon exercise of warrants held by the estate of Mr. Render's wife, (g) 25,059 shares issuable upon exercise of warrants held in Robert E. Render Trust and (h) 43,750 shares of Common Stock issuable upon exercise of options awarded under the Plans which have vested as of the Record Date or are scheduled to vest by June 30, 2012. Does not include an additional 31,250 shares of Common Stock issuable upon exercise of options issued under the Plan.

(7)	Comprised of (a) 15,160 shares of Common Stock owned by Mr. Oroian and (b) 38,750 shares of Common Stock issuable upon exercise of stock options awarded under the Plans which have vested as of the Record Date or are scheduled to vest by June 30, 2012. Does not include an additional 31,250shares of Common Stock issuable upon exercise of options issued under the Plans.

(8)	Comprised of (a) 12,425 shares of Common Stock owned by Dr. Druckman and (b) 38,750 shares of Common Stock issuable upon exercise of options awarded under the Plans which have vested as of the Record Date or are scheduled to vest by June 30, 2012. Does not include an additional 31,250 shares of Common Stock issuable upon exercise of options issued under the Plans.

(9)	Comprised of (a) 3,147 shares of Common Stock owned by Mr. Garb and (b) 38,750 shares of Common Stock issuable upon exercise of stock options awarded under the Plans which have vested as of the Record Date or are scheduled to vest by June 30, 2012. Does not include an additional 31,250 shares of Common Stock issuable upon exercise of options issued under the Plans.

(10)	Comprised of 53,750 shares of Common Stock issuable upon exercise of options awarded under the Plans which have vested as of the Record Date or are scheduled to vest by June 30, 2012. Does not include an additional 31,250 shares of Common Stock issuable upon exercise of additional options issued under the Plans.

(11)	Mr. Furnace was appointed to the Board of Directors on April 19, 2012.

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(12)	By mutual agreement, Mr. Ottaviani’s employment with the Company as President and Chief Operating Officer was terminated as of October 14, 2011.

(13)	Mr. Siegel resigned from his position as the Company’s Chief Financial Officer and Senior Vice President on March 31, 2011.

(14)	Comprised of (a) 8,500 shares of Common Stock owned by Mr. Siegel (b) 7,725 shares held by Mr. Siegel's wife, as to which Mr. Siegel disclaims beneficial ownership.

(15)	Ms. Beals resigned from her position as the Company’s Chief Accounting Officer on August 3, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and on representations from its executive officers and directors and persons who beneficially own more than 10% of the Common Stock, all filing requirements of Section 16(a) of the Exchange Act, were complied with in a timely manner during the fiscal year ended December 31, 2011, except the following:

Reporting Person	Form Type	Transaction	Form Due Date	Form Filed Date
Robert Render	Form 3	Appointment as Director	January 23, 2012	January 25, 2012
Robert Render	Form 4	Award of Stock	February 6, 2012	March 3, 2012
Ilan Sheena	Form 3	Appointment as CFO	April 10, 2011	April 12, 2011
Victor G. Carrillo	Form 4	Award of Options	February 10, 2011	July 5, 2011
John Brown	Form 4	Award of Options	January 31, 2011	August 26, 2011

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policies Regarding Related Party Transactions

Our Audit Committee Charter provides that our Audit Committee shall review for potential conflict of interest situations on an ongoing basis, shall approve all "related party transactions" required to be disclosed under SEC regulations or otherwise subject to approval by an independent body of our Board under the requirements of the NASDAQ. Except as set forth above, we do not have a written approval policy for transactions between the Company and our executive officers and directors, but these transactions are subject to the limitations on conflicts of interest and related-party transactions found in our Code of Business Conduct and Ethics (the “Code”). Under the Code, executive officers and directors endeavor to avoid any actual, potential or apparent conflict of interest between their personal and professional relationships. Any proposed related transactions, however, may be approved in accordance with both applicable law and applicable NASDAQ rules.

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Mr. Aaron Rinberg, the son of our Chief Executive Officer, Mr. Richard Rinberg, has been employed by the Company in its Caesarea, Israel office since June 13, 2010. Since the commencement of his employment and through January 1, 2012 (a period of approximately 18 months), he received taxable compensation of approximately $75,600. Throughout his employment, Mr. Aaron Rinberg has not reported directly to the Chief Executive Officer. On January 26, 2012, the Company and Mr. Aaron Rinberg entered into an Amended & Restated Employment Agreement pursuant to which Mr. Aaron Rinberg is employed as Operations Manager of the Company’s Israel branch office, whereby he reports directly to the President and Chief Operating Officer. The initial term of the employment agreement continues through December 31, 2013. Under the employment agreement, Mr. Aaron Rinberg receives an annual salary of the current New Israeli Shekel equivalent of approximately $49,000 together with benefits customarily accorded to employees in Israel and personal use of a company furnished automobile, resulting in a total taxable compensation of approximately $71,000 per annum. Subject to his enrollment in September/October 2012 into an MBA program in Tel Aviv University, Israel to which he has been accepted, Mr. Aaron Rinberg will be entitled to reimbursement of tuition related expenses in the MBA program, up to a maximum amount of $35,000. Subsequent to the entry into the agreement, in April 2012, Mr. Rinberg was advised by Tel Aviv University that he has been awarded a scholarship, so his tuition costs will not exceed $25,000. The Company has agreed to cover any tax liability that may be assessed against Mr. Aaron Rinberg by the Israeli Tax Authority in respect of such tuition reimbursement. If, for whatever reason, Mr. Aaron Rinberg fails to complete the MBA program or withdraws from it, then he is required to reimburse the Company for any tuition related amounts expended by it. Additionally, if Mr. Aaron Rinberg’s employment terminates prior to the second anniversary of the receipt of the MBA, then he is required to reimburse the Company for a pro-rata amount of the sum expended by it in respect of the tuition reimbursement for the MBA. On December 5, 2011, he was awarded options to purchase 25,000 shares of our common stock at a per share exercise price of $2.61. The options vests in installments of 3,125 shares at the end of each quarter over eight consecutive quarters, beginning with the quarter ended December 31, 2011.

PROPOSAL III. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in our Compensation Discussion and Analysis in this Proxy Statement, our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The 2011 compensation levels were set having regard to: (a) market rates for executives as advised by independent compensation consultants Thomas Roney LLC, (b) executives achieving efficient management of the business and controlling costs, to the extent possible, (c) executives achieving the operational goals of drilling within our license areas, (d) demonstrating integrated management teamwork, and (e) showing effort, commitment and effectiveness in reaching the goals set by the Board of directors.

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The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company or our Board or the Compensation Committee of our Board.

This proposal will be approved on an advisory basis if it receives the affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal.

Accordingly, we ask our stockholders to vote on the following resolution at our annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Stockholder Proposals for 2013 Annual Meeting of Stockholders

SEC rules provide that we must receive at our principal executive offices stockholders’ proposals intended to be presented at the 2013 Annual Meeting of Stockholders by December 28, 2012 to be eligible for inclusion in the proxy materials relating to that meeting. The proposal must otherwise comply with all requirements of the SEC for stockholder proposals. The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2013 proxy statement.

Pursuant to our Bylaws, a stockholder must deliver notice, in the form specified in our Bylaws, to our principal executive offices not less than sixty (60) days nor more than ninety (90) days in advance of such 2013 Annual Meeting. Accordingly, any such proposal must be received by the Secretary of the Company not later than April 12, 2013 and no earlier than March 12, 2013. If the Company is not notified of a stockholder proposal April 12, 2013, then the management personnel who have been appointed as proxies by the Board will have the discretion to vote for or against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

Other Matters

The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders upon request in connection with this solicitation. In addition to solicitation of proxies by use of the mails, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

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We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith. In addition, we may retain a professional solicitor to solicit proxies from banks, brokers, nominees and intermediaries. If we retain a solicitor, we expect to pay up to $10,000 for any such services, plus reasonable out-of-pocket expenses.

The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to complete, sign, and return the proxy card or voting information card, as the case may be, in the stamped, self-addressed envelope provided to you.

By order of the Board of Directors,

/s/ Richard Rinberg

RICHARD RINBERG
Chief Executive Officer

49

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 P.M. Eastern Time on Monday, June 11, 2012, the cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 12:00 P.M. Eastern Time on Monday, June 11, 2012, the cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 John Brown   02 Forrest A. Garb   03 Julian D. Taylor

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Sign exactly as your name appears on your stock certificate. where shares are held in the name of two or more persons, all should sign individually. A corporation should sign by authorized officer and affix corporate seal.

Signature [PLEASE SIGN WITHIN BOX]   Date   JOB #   Signature (Joint Owners)   Date

SHARES
CUSIP #
SEQUENCE #

0000143982_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ZION OIL & GAS, INC.
Annual Meeting of Stockholders
June 12, 2012 2:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints John M. Brown and Richard Rinberg, and each of them, jointly and severally, the agents and proxies of the undersigned, each with full power of substitution, to attend the Annual Meeting of the Stockholders of Zion Oil & Gas, Inc. (the "Company") to be held at the Dan Caesarea Hotel in Caesarea, Israel, commencing at 2:00 p.m., local time, and any adjournment thereof (the "Meeting"), and to vote all of the stock of the Company, standing in the name of the undersigned on its books as of the close of business on April 16, 2012, and which the undersigned would be entitled to vote, if present, with the same force and effect as if voted by the undersigned and especially to vote said stock with respect to the following matters:

This Proxy will be voted as directed, but if no instructions are specified, this Proxy will be voted FOR the election of the named director nominees and, FOR on Proposals 2 and 3. In their discretion, the appointed proxies and agents are authorized to vote upon such other business as may properly be presented at the Meeting, including a continuation of the meeting caused by any adjournment or postponement of the meeting. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000143982_2 R1.0.0.11699